Exhibit (h)(3)

AMENDMENT

to

Transfer Agency and Service Agreement

between

Highland Funds

Each of the Entities, Individually and not Jointly, as listed on Schedule A

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 11th day of December, 2017, between each of the entities, individually and not jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated December 26, 2012, as amended, (the “Agreement”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of December 11, 2017; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “December 11, 2017 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this December 11, 2017Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this December 11, 2017 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HIGHLAND FUNDS EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Dustin Norris	By:	/s/ George T. Costas
Name:	Dustin Norris	Name:	George T. Costas
Title:	Secretary	Title:	Managing Director
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Highland Funds

SCHEDULE A

Effective Date: December 11, 2017

Series and Funds	Classes of Shares
Highland Funds I:

Highland Floating Rate Fund	A, C, Z

Highland Long/Short Equity Fund	A, C, Z

Highland Long/Short Healthcare Fund	A, C, Z

Highland Merger Arbitrage Fund	A, C, Z

Highland Opportunistic Credit Fund	A, C, Z

Highland Funds II:

Highland Energy MLP Fund	A, C, Y

Highland-First Foundation Income Fund	A, C, Y

Highland Fixed Income Fund	A, C, Y

Highland Global Allocation Fund	A, C, Y

Highland Premier Growth Equity Fund	A, C, Y

Highland Small-Cap Equity Fund	A, C, Y

Highland Tax-Exempt Fund	A, C, Y

Highland Total Return Fund	A, C, Y

Highland Funds